The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell, nor a solicitation of an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192814

Subject to Completion, dated April 6, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated April 6, 2016)

REPUBLIC OF SOUTH AFRICA

U.S.$                     % Notes due 20

The     % Notes due             , 20         (the “Notes”) bear interest at the rate of     % per year, accruing from April     , 2016. Interest on the Notes is payable on              and              of each year, commencing             , 2016. The Notes are not redeemable prior to maturity.

Application has been made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under Directive 2003/71/EC, as amended (the “Prospectus Directive”) and the Luxembourg Act dated July 10, 2005 on prospectuses for securities, as amended (the “Prospectus Act 2005”), to approve this prospectus supplement (the “Prospectus Supplement”), together with the accompanying Prospectus, as a prospectus for the purposes of the Prospectus Directive. By approving this Prospectus Supplement and the accompanying Prospectus, the CSSF gives no undertaking as to the economic and financial soundness of the transaction or the quality or solvency of the Republic of South Africa in accordance with article 7(7) of the Prospectus Act 2005.

Currently there is no public market for the Notes. Application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg (which is a regulated market for the purpose of the Market and Financial Instruments Directive 2004/39/EC).

The Notes will contain provisions regarding ranking and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to April 6, 2016. The Notes will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications, which are described beginning on page 14 of the accompanying Prospectus dated April 6, 2016 (the “Prospectus”), under which South Africa may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus, as well as the documents incorporated by reference herein, may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

A decision to participate or not participate in the offering will involve certain risks. It is important that you read “Risk Factors” beginning on page S-14 of this Prospectus Supplement and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the Securities and Exchange Commission (the “SEC”).

	Per Note		Total
Public Offering Price(1)		%	U.S.$
Underwriting Discount		%	U.S.$
Proceeds, before expenses, to South Africa		%	U.S.$

(1)	Plus accrued interest from April , 2016 if settlement occurs after that date.

The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about April     , 2016.

The Joint Lead Managers are:

Citigroup	Rand Merchant Bank	Standard Bank

The Co-Lead Manager is:

Investec

The date of this Prospectus Supplement is April     , 2016

Prospectus Supplement

Base Prospectus

Page
ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	2

INTRODUCTION

This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities and warrants of the Government of the Republic of South Africa (the “National Government,” the “South African Government,” the “Republic” or “South Africa,” unless references to the “Republic” or “South Africa,” within any particular context, clearly indicate a reference to the sovereign state of the Republic of South Africa). You should read this Prospectus Supplement along with the accompanying Prospectus, which together constitute a prospectus within the meaning of article 5.3 of the Prospectus Directive. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Please see “Documents Incorporated by Reference” in this Prospectus Supplement and “Incorporation of Certain Documents by Reference” in the accompanying Prospectus. In case of an inconsistency between information provided in this Prospectus Supplement and the accompanying Prospectus, the statements in this Prospectus Supplement will prevail. Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus, as well as the documents incorporated by reference herein, may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic or Citigroup Global Markets Inc., FirstRand Bank Limited (acting through its Rand Merchant Bank Division), The Standard Bank of South Africa Limited and Investec Bank Ltd (the “Underwriters”). This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Republic since such date.

The Republic accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

•	the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading; and

•	it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

The Notes are debt securities of the Republic, which are being offered under the Republic’s registration statement no. 333-192814 filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This Prospectus Supplement and the accompanying Prospectus are part of the registration statement. The accompanying Prospectus provides you with a general description of the securities that the Republic may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This Prospectus Supplement also adds, updates or changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated by reference are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of South Africa or the Underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither the Republic nor the Underwriters is responsible for your compliance with these legal requirements. It is important that you read “Jurisdictional Restrictions” beginning on page S-34 of this Prospectus Supplement.

The Republic has prepared the offering and is solely responsible for its contents. You are responsible for making your own examination of the Republic and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:

•	you have reviewed the offering;

•	you have had an opportunity to request and review any additional information that you may need; and

•	the Underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

The Republic and the Underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisers as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes.

As used in this Prospectus Supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

In this Prospectus Supplement, all amounts are expressed in South African Rand (“R,” “Rand” or “rand”) or U.S. dollars (“U.S.$,” “$” or “dollars”), except as otherwise specified.

The Republic’s fiscal year begins on April 1 and ends on March 31. Economic data presented in this Prospectus Supplement is presented on a calendar year basis unless reference is made to the relevant fiscal year or the fiscal year is otherwise indicated by the context.

Unless otherwise indicated, references to gross domestic product (“GDP”) are to real GDP, calculated using constant prices in order to adjust for inflation (with 2010 as a base year), and percentage changes in GDP refer to changes as compared to the previous year or the same quarter of the previous year, unless otherwise indicated.

The South African Government is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the South African Government. The South African Government will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. The South African Government reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the South African Government with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against the South African Government unless a court were to determine that the South African Government is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in South Africa of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws is subject, among other things, to the absence of a conflicting judgment by a South African court or of an action pending in South Africa among the same parties and arising from the same facts and circumstances and to the South African courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate South African public policy. In general, the enforceability in South Africa of final judgments of

U.S. courts obtained other than by default would not require retrial in South Africa. In original actions brought before South African courts, there is uncertainty as to the enforceability of liabilities based on United States federal securities laws. The South African courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities—Governing Law; Consent to Service” in the accompanying Prospectus.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105% of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

This Prospectus Supplement and the accompanying Prospectus have been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the Republic nor the Underwriters or any person who controls an Underwriter or any director, officer, employee or agent of the Underwriters or any affiliate of such person will accept any liability or responsibility whatsoever in respect of any difference between this Prospectus Supplement and the accompanying Prospectus distributed to you in electronic format and this Prospectus Supplement and the accompanying Prospectus in their original form.

The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by the Republic and the Underwriters to inform themselves about, and to observe, any such restrictions. See “Jurisdictional Restrictions” in this Prospectus Supplement.

We expect that delivery of the Notes will be made on or about the date specified on the cover page of this Prospectus Supplement, which will be the fifth business day following the date of this Prospectus Supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days should consult their own adviser.

FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the current expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements may be made expressly in this Prospectus Supplement or may be in other documents. South Africa refers you to or has filed with the SEC. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” or similar expressions used in this Prospectus Supplement or documents to which South Africa refers you.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that may cause South Africa’s actual results to be materially different from any future results expressed or implied by the Republic in those statements. The risks and uncertainties include those risks, uncertainties, and risk factors identified, among other places, under “Risk Factors” below and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC. Such factors include, but are not limited to:

•	external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa’s neighbors and major export markets; and

•

internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the Rand, foreign currency reserves, the ability of the South African Government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. South Africa cautions you not to place undue reliance on those statements, which speak only as of the date of this Prospectus Supplement or, in the case of documents South Africa refers you to or incorporates by reference, the date of such documents.

The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Republic or persons acting on its behalf may issue. South Africa does not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events.

OVERVIEW OF THE ISSUER

This Prospectus Supplement and the accompanying Prospectus contain information that should be read carefully before any decision is made with respect to the offering. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole. You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. The following overview is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the capitalized terms used in this overview and not defined herein has the meaning set forth elsewhere in this Prospectus Supplement. Following the implementation of the relevant provisions of the Prospectus Directive in each member state of the European Economic Area (each a “Member State”), no civil liability will attach to the Republic in any such Member State solely on the basis of this overview, including any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with other parts of this Prospectus Supplement and the accompanying Prospectus. Where a claim relating to the information contained in this Prospectus Supplement or the accompanying Prospectus is brought before a court in a Member State, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating this Prospectus Supplement and the accompanying Prospectus before the legal proceedings are initiated.

This section provides information that supplements the information about South Africa that is included in South Africa’s Annual Report on Form 18-K, which was filed with the SEC on December 4, 2015 (as amended, the “Annual Report”). To the extent that the information in this section differs from the information contained in South Africa’s Annual Report, you should rely on the information in this section.

On February 24, 2015, the National Treasury released the Budget Review 2016 (the “2016 Budget Review”), and on March 8, 2016 the South African Reserve Bank released its March 2016 Quarterly Bulletin (the “March Quarterly Bulletin”). South Africa filed the 2016 Budget Review with the SEC on February 25, 2016 under cover of Form 18-K/A (“Amendment No. 1”) and the March Quarterly Bulletin on April 6, 2016 under cover of Form 18-K/A (“Amendment No. 2”), which are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. You should read the 2016 Budget Review and the March Quarterly Bulletin together with the additional information therein in conjunction with the other information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

The Issuer

South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. South Africa has the most developed economy in Sub-Saharan Africa in terms of total GDP, and accounted for almost 21% of the aggregate GDP of Sub-Saharan Africa during 2014 (source: IMF, World Economic Outlook Database, April 2015). The South African economy is diverse and supported by a well-developed legal system and a sophisticated financial system.

Following the financial crisis, which induced a 1.5% contraction in real GDP growth in 2009, GDP growth rebounded to rates above 3% in 2010 and 2011. Growth subsequently declined to 2.2% in 2012 and 2013, and to 1.5% in 2014 and 1.3% in 2015. In the first half of 2015, real GDP grew by 1.8% compared to the same period in 2014, impacted by electricity constraints, falling private investment, weak confidence and declining commodity prices. In the three months ended December 31, 2015, real GDP growth declined to 0.6% from 0.7% in the three months ended September 30, 2015. GDP grew by 1.3% in 2015 and growth is forecast to slow to 0.9% in 2016 as a result of lower commodity prices, higher borrowing costs, diminished business and consumer confidence, and drought. The Government expects GDP growth to recover gradually over the medium term to 1.7% in 2017 and 2.4% in 2018.

Since the end of the 2008-2009 recession, the labor market recovery has been sluggish. From March 2010 to December 2015, the number of unemployed persons grew by 581,000 to a total of approximately 5.19 million.

Since the end of 2010, the trough of the employment downturn, to December 31, 2015 the labor force has grown by 16%. The labor force participation rate increased by 3.5% to 58.5% over the same period. Over 40% of the population are not economically active. The official (narrow) unemployment rate increased from 23.9% in December 2010 to 25% in June 2015, while the broad unemployment rate (which includes discouraged workers) has hovered around 32%. 1 In the three months ended December 31, 2015 the unemployment rate decreased to 24.5% from 25.5% in the three months ended September 30, 2015. The youth unemployment rate rose to 50.4% in the three months ended December 31, 2015, up from 48.8% a year earlier.

In 2015, consumer price index (CPI) inflation was 4.6% as compared to 6.1% in 2014 and 5.8% in 2013. In 2015, inflation reached a low of 3.9% in February, increasing to 5.0% in July 2015, followed by a decrease to 4.7% in October 2015. The slowdown in inflation was driven by declines in the oil price and food inflation. Food inflation slowed down for ten consecutive months from August 2014 before reaching 4.3% in June 2015. This was driven by lower global food prices, subdued agricultural producer prices and favorable base effects. For the first nine months of 2015, inflation averaged 4.5%, lower than the 6.1% average of 2014 and 5.8% in 2013, and core inflation was unchanged at 5.7%. Most upward pressure in core inflation has been generated by utilities, medical aid and education.

Starting in November 2015, inflation resumed an upward trajectory, reaching 4.8% in November and 5.2% in December 2015 and 6.2% in January 2016, slightly above the current inflation target of 3-6%, due to rising food costs and sustained increases in administered prices. The South African Reserve Bank (SARB) expects that inflation will average 6.8% in 2016 breaching the inflation target of 3-6%.

Recent Developments

On December 9, 2015, President Jacob Zuma removed Mr. Nhlanhla Nene as the Minister of Finance and replaced him with Mr. David van Rooyen. On December 13, 2015, Mr. van Rooyen was moved to the Department of Co-operative Governance and Traditional Affairs and Mr. Pravin Gordhan was appointed as the new Minister of Finance. Mr Gordhan was previously the Minister of Finance from 2009 to 2014. Mr Gordhan has reaffirmed the Treasury’s commitment to maintain fiscal discipline and stability.

On February 9, 2016, the Constitutional Court heard arguments in an application launched by the Economic Freedom Fighters party to force President Zuma to comply with the recommendation by the Public Protector to repay the public funds spent on his Nkandla homestead. On March 31, 2016, the Constitutional Court delivered judgment and held, amongst others , that the failure by the President to comply with the remedial action taken by the Public Protector in her report of March 19, 2014 is inconsistent with the Constitution and invalid, the National Treasury must determine the reasonable costs of those measures implemented at the President’s Nkandla homestead that do not relate to security and the National Treasury must determine a reasonable percentage of the costs which ought to be paid personally by the President.

[1]	Starting in January 2015, employment estimates are based on a new master sample affecting comparability with previous periods.

The following table sets forth growth in real gross value added by sector for the periods indicated.

	Percentage Growth in Real Gross Value Added by Sector (at constant 2010 prices)
	For the year ended December 31, 2014			For the year ended December 31, 2015
	Growth	Contribution to GDP Growth	Share in GDP	Growth	Contribution to GDP Growth	Share in GDP
Agriculture, forestry and fishing	5.6	0.1	2.4	-8.4	-0.2	2.2
Mining and quarrying	-1.6	-0.1	7.6	3.0	0.2	7.7
Manufacturing	0.0	0.0	12.6	0.1	0.0	12.4
Electricity, gas and water	-0.9	0.0	2.3	-1.0	-0.0	2.2
Construction	2.9	0.1	3.4	1.9	0.1	3.5
Wholesale and retail trade, catering and accommodation	1.3	0.2	13.7	1.4	0.2	13.7
Transport, storage and communication	2.3	0.2	8.4	1.4	0.1	8.4
Finance, insurance, real estate and business services	2.2	0.4	19.6	2.8	0.6	19.9
General government services	3.0	0.5	15.4	0.9	0.1	15.4
Personal services	1.4	0.1	5.3	1.1	0.1	5.3

Source: Stats SA.

The following table summarizes the National Government debt as of the dates indicated in each of the years 2011 through 2015.

	As of March 31,					As of February 29,
	2011	2012	2013	2014	2015	2016
	Rand (million) except percentages
Government bonds	733,438	890,256	1,038,849	1,217,512	1,399,409	1,556,858
Treasury bills	136,150	155,159	171,985	192,206	202,217	208,474
Marketable internal debt	869,588	1,045,415	1,210,834	1,409,718	1,601,626	1,765,332
Non-marketable internal debt	23,133	25,524	30,300	31,381	30,459	35,719
Total internal debt	892,721	1,070,939	1,241,134	1,441,099	1,632,085	1,801,051
Total external debt(1)	97,851	116,851	124,555	143,659	166,831	216,119
Total gross loan debt	990,572	1,187,790	1,365,689	1,584,758	1,798,916	2,017,170
Cash balances(2)	(170,163)	(198,059)	(184,082)	(205,304)	(214,709)	(234,441)
Total net loan debt(3)	820,409	989,730	1,181,607	1,379,454	1,584,207	1,782,728
GFECRA	(28,283)	(67,655)	(125,552)	(177,913)	(203,396)	(341,297	)(4)
As percentages of nominal GDP:
Net loan debt	29.0%	32.1%	35.5	38.2%	41.2%	43.8%
External debt	3.5%	3.8%	3.7%	4.0%	4.3%	5.3%
As percentage of gross loan debt:
External debt	9.0%	9.8%	9.1%	9.1%	9.3%	10.7%

Notes:—

(1)	Valued using the applicable foreign exchange rates as at the end of each period.
(2)

This represents surplus cash of the National Revenue Fund on deposit at the commercial banks and the SARB. Bank balances in foreign currencies are revaluated using the applicable exchange rates as at the end of each period.

(3)	The total net loan debt is calculated with due account of the bank balances of the National Revenue Fund (balances of the National Government’s accounts with the SARB and with commercial banks).
(4)	Projection as at end March 2016 (at time of the 2016 Budget Review).

Sources: South African National Treasury and the South African Reserve Bank.

The following table sets forth, for the periods indicated, the Current Account as a percentage of nominal GDP.

	As of December 31,
Percentage of GDP	2010	2011	2012	2013	2014	2015
Total current account (saar values)	-1.5	-2.2	-5.0	-5.8	-5.4	-4.4
Trade balance	2.2	1.7	-1.0	-1.9	-1.8	-0.9

Net services, income and transfer receipts	-3.7	-3.8	-4.0	-3.8	-3.6	-3.5
Net service receipts	-0.9	-0.8	-0.3	-0.3	-0.1	-0.2

Net income receipts	-2.1	-2.6	-2.7	-2.6	-2.7	-2.5
Net dividend payments	-1.5	-1.8	-1.7	-1.4	-1.4	-1.2

Net transfer payments (mainly SACU(1))	-0.6	-0.5	-1.0	-0.9	-0.9	-0.8
Current account excluding SACU transfers(2)	-0.9	-1.7	-4.0	-4.9	-4.5	-3.6

Source: South African Reserve Bank.

(1)	SACU refers to the Southern African Customs Union
(2)	Excluding net transfer payments.

The following table sets forth, for the periods indicated, the exchange rate of the Rand per U.S. Dollar.

	Rand (against the U.S. Dollar)
	Low	High	Average	Period End
Year
2009	7.2439	10.5948	8.4372	7.3721
2010	6.6224	7.9704	7.3222	6.6224
2011	6.5962	8.5423	7.2531	8.1319
2012	7.4777	8.9432	8.2099	8.4838
2013	8.4478	10.4849	9.6502	10.4675
2014	10.2815	11.7415	10.8444	11.5719
2015	11.2955	15.5742	12.7507	15.5742
January 2016	15.6087	16.8927	16.3801	16.0981
February 2016	15.2324	16.1954	15.7694	16.1410
March 2016	14.8820	16.0393	15.4224	14.8820

Source: South African Reserve Bank.

On April 5, 2016, the exchange rate was R14.9157, per U.S. dollar.

THE OFFERING

Issuer:	Republic of South Africa.

Securities Offered:	% Notes due 20 .

Maturity Date:	, 20 .

Aggregate Principal Amount:	U.S.$ .

Issue Price:	% of the principal amount of the Notes, plus accrued interest, if any, from April , 2016.

Issue Date:	The Notes are expected to be issued on or about April , 2016.

Interest Rate:	% per annum.

Current Yield:	% as at the Issue Date.

Interest Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates:	and of each year, commencing , 2016.

Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.

ISIN:

CUSIP:

Common Code:

Status and Ranking:

The Notes will be designated as “equal ranking securities” and, upon issuance, will be direct, general, unconditional, and unsecured obligations of the Republic and will rank without any preference among themselves and equally with all other external indebtedness of the Republic which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other external indebtedness. See “Description of Debt Securities—General” and “Description of Debt Securities—Negative Pledge” in the accompanying Prospectus.

Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting” and “Jurisdictional Restrictions.”

Listing and Admission to Trading:

Application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg.

Denomination and Form:

The Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees. The Notes will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Clearance and Settlement:

Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC, Euroclear or Clearstream Banking S.A. (Clearstream, Luxembourg), if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Luxembourg Listing and Paying Agent:	Banque Internationale à Luxembourg, société anonyme.

Payment of Principal and Interest:

Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC.

See “Description of the Notes—General” and “Global Clearance and Settlement—Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg.”

Default:

The Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Notes prior to maturity. See “Description of Debt Securities—Events of Default” and “—Acceleration of Maturity of the Securities” in the accompanying Prospectus.

Aggregated Collective Action Clauses:

The Notes will be designated Aggregated Collective Action Securities under the Fiscal Agency Agreement, dated as of December 13, 2013, between, among others, the Republic and Citibank, N.A., London Branch, as amended by the amendment dated April 6, 2016 (the “Fiscal Agency Agreement”). The Notes will contain provisions regarding voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar or Euro denominated debt securities issued by the Republic prior to April 6, 2016 and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, and may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled “Description of the Notes—General” in this Prospectus Supplement and “Description of Debt Securities—Events of Default,” “Acceleration of Maturity of the Securities,” “—Amendments to Terms of the Securities” and “Aggregated Collective Action Securities” in the accompanying Prospectus.

Sinking Fund:	None.

Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement as amended by the amendment dated April 6, 2016.

Taxation:

For a discussion of United States, South African and Luxembourg tax consequences associated with the Notes, see “Taxation” in this Prospectus Supplement and “Description of Debt Securities—South African Taxation” and “—United States Federal Income Taxation” in the accompanying Prospectus. Investors should consult their own tax advisers in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes. Principal of and interest on the Notes are payable by the Republic without withholding or deduction from South African withholding taxes to the extent set forth herein. See “Description of Debt Securities—South African Taxation” in the accompanying Prospectus.

Further Issues:	South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (except for the public offering price and issue date) and so that such further notes shall be consolidated and form a single series with the Notes. See “Description of the Notes—Further Issues.”

Governing Law:

The Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the Notes, which will be governed by the laws of the Republic of South Africa.

Trading:	The Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the offering.

Use of Proceeds:

The Republic intends to use the net proceeds to pay its foreign currency commitments and for the general purposes of the government, subject to Section 71 of the South African Public Finance Management Act, 1999 (the “PFMA”). See “The External Sector of the Economy” and “National Government Debt—Summary of External National Government Debt” in the Annual Report.

Jurisdictional Restrictions:

There are selling restrictions relating to the offer of the Notes in Canada, France, Germany, Guernsey, Hong Kong, Italy, Japan, Singapore, South Africa, the United Kingdom and the United Arab Emirates. See “Jurisdictional Restrictions.”

Risk Factors:

See “Risk Factors” below as well as discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC for a discussion of the risks you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

You should read this entire Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on the Republic or any Underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it

The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Description of Debt Securities—Governing Law; Consent to Service” in the accompanying Prospectus.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

Certain economic risks are inherent in any investment in an emerging market country such as South Africa

Investing in an emerging market country such as South Africa carries economic risks. These risks include economic instability that may affect South Africa’s economic results. Economic instability in South Africa in the past and in other emerging market countries has been caused by many different factors, including the following:

•	general economic and business conditions, including global economic conditions;

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange rates;

•	exchange controls;

•	wage and price controls;

•	foreign currency reserves;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	policy uncertainty; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the Notes, may adversely affect the value or liquidity of the Notes.

The Republic’s growth rate and fiscal situation has worsened in recent years and further adverse changes in domestic or international economic conditions could have an adverse effect on the Republic’s ability to service its public debt

The Republic’s real GDP growth rate has decreased from 3.2% in 2011 to 1.3% in 2015 and an expected decrease to 0.9% in 2016. The ratio of net loan debt to nominal GDP also increased between 2011 and June 30, 2015 from 29.0% to 42.1% with a main budget deficit of 0.9% as of June 30, 2015. Although the Republic announced a fiscal policy in its 2016 Budget Review on February 24, 2016 to stabilize the growth of public debt as a share of GDP and to control public expenditure, there can be no assurance that this policy will be maintained as a result of domestic political conditions or due to adverse changes in the domestic or international economic environment. The domestic economic outlook has deteriorated significantly amid low commodity prices, heightened financial market volatility, diminished consumer and business confidence, the most severe drought in 20 years, and electricity supply constraints. Against this backdrop, monetary policy faces an increasingly challenging scenario. Accordingly, a failure to control public expenditure (or increase government revenues) or achieve economic growth may lead to a further widening in the fiscal deficit and adversely impact the Republic’s sovereign credit rating as well as its borrowing costs.

The Republic’s economy remains vulnerable to external shocks and fluctuations in global and regional economic conditions and future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. The Republic’s economy remains vulnerable to external shocks, such as the recent global economic crisis, the European sovereign debt crisis, declining commodity prices and slowing growth in emerging market countries. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as China or the European Union, or any eurozone member experiences difficulties in issuing securities in the sovereign debt market or servicing existing debt, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth.

Asia, Africa and the European Union are the Republic’s largest export markets. A decline in demand for imports from these markets could have a material adverse effect on the Republic’s exports and the Republic’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other emerging market countries. The Monetary Policy Committee of the SARB stated on January 28, 2016 that the outlook for emerging markets in particular remains challenging. Key factors affecting the environment include low commodity prices, growth slowdown in China, the recession in Russia and Brazil and the rate of increase in interest rates by the U.S. Federal Reserve.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets, including the Republic, or the economies of the principal countries in Europe. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Risks Relating to the Notes

The trading market for debt securities may be volatile and may be adversely impacted by many events

The market for the Notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and in European and other industrialized countries. There can be no assurance that events in South Africa, the United States, Europe or elsewhere will not cause market volatility, as in recent months, or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.

There could be no active trading market for the Notes

The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg, there is no assurance that such application will be accepted or that an active trading market will develop.

There can be no assurance that the Republic’s credit rating will not change

The Republic’s long-term foreign currency debt is currently rated BBB- by Standard & Poor’s (“S&P”), BBB- by Fitch Ratings (“Fitch”), downgraded from BBB on December 4, 2015, and Baa2 by Moody’s, downgraded from Baa1 on November 6, 2014. S&P and Moody’s revised their outlook from stable to negative in December 2015; Fitch also maintains a negative outlook on the Republic’s long-term foreign currency debt rating. In recent months, perceptions of risk associated with lending or investing in South Africa have increased. The deterioration in the credit-rating outlook was followed by an increase in the yield on government bonds increasing debt-service costs by R15.3 billion over the next two years as indicated in the 2016 Budget Review.

The key risks to South Africa’s credit rating are a perceived loss of control over fiscal policy together with a deteriorating domestic economic outlook. The credit rating agencies have identified three key triggers for a downgrade: spending overruns in the short to medium term; significantly slower economic growth potentially driven by the drought, energy supply constraints or weaker global growth, and slow progress in the implementation of domestic reforms to boost growth, which places revenue at risk. Guarantees issued to state-owned entities pose an additional risk to the fiscal outlook. Many issuers have been subject to rating downgrades during the last year. In particular, a number of emerging market sovereigns have been recently downgraded in February 2016 as a result of macroeconomic and geopolitical factors (including as a result of persistently low global commodity prices) by one or more rating agencies, which may lead to further revisions of ratings or outlooks for other emerging market countries, including the Republic. On March 16-18, 2016, Moody’s conducted its periodic review of the Republic, after placing the rating on review for downgrade. Moody’s rationale for initiating the review for possible downgrade was to assess the likelihood that medium-term growth prospects will strengthen and the likelihood of restoration of fiscal strength. Among the factors noted by Moody’s as potentially leading to a downgrade were evidence of further shocks to growth, lower confidence in commitment to fiscal restraint and generally, indications that the slowdown in growth will be deeper and more protracted than currently expected. The next periodic reviews of the Republic scheduled by S&P and Fitch are in June 2016, although any credit ratings could change at any time and without notice.

Any adverse change in the Republic’s credit rating could adversely affect the trading price of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Credit ratings included or referred to herein have been issued by S&P, Fitch and Moody’s, each of which is established in the European Union and is registered with the European Securities and Markets Authority under Regulation 513/2011/EU of the European Parliament and the Council dated May 11, 2011 (the “CRA Regulation”).

The Notes may not be a suitable investment for all investors

You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the Notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes are unsecured

The Notes constitute unsecured obligations of the Republic.

The Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders

The Notes will contain provisions regarding voting on amendments, modifications and waivers under which certain key terms of the Notes may be amended, including the maturity date, the interest rate and other payment terms, without your consent. The Notes will contain provisions, commonly referred to as “collective action clauses,” regarding future modifications to the terms of, or other actions taken in respect of, debt securities issued under the fiscal agency agreement. Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters, including, but not limited to, modifications to payment and other important terms, with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or to review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

USE OF PROCEEDS

The net proceeds from the sale of the Notes are estimated to be approximately U.S.$             after deduction of the underwriting discount and of certain expenses payable by the Republic. The Republic intends to use the net proceeds to pay its foreign currency commitments and for the general purposes of the National Government, subject to Section 71 of the PFMA. See “The External Sector of the Economy” and “National Government Debt—Summary of External National Government Debt” in the Annual Report.

DESCRIPTION OF THE NOTES

This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

The Notes are to be issued pursuant to a Fiscal Agency Agreement, dated as of December 13, 2013 as amended by an amendment dated April 6, 2016 (the “Fiscal Agency Agreement”), between, among others, South Africa and Citibank, N.A., London Branch, as Fiscal Agent (the “Fiscal Agent”). The following statements and the statements under “Description of Debt Securities” in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the SEC.

The Notes, issued in an aggregate principal amount of U.S.$            , bear interest at the rate of         % per annum and mature on             ,             . Interest on the Notes is payable semi-annually on                      and                      of each year, commencing             , 2016 to the persons in whose names the Notes are registered at the close of business on the day preceding                      or                      (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes constitute direct, unconditional, general, and unsecured obligations of the Republic. The Notes will be designated equal ranking securities, and as such the Notes will rank equally and without any preference among themselves and equally with all present and future unsecured and unsubordinated general obligations of the Republic for external debt. The full faith and credit of the Republic has been pledged for the due and punctual payment of, and the due and timely performance of all the Republic’s obligations relating to, the Notes.

The Notes are aggregated collective action debt securities and will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the Republic’s outstanding external indebtedness issued prior to April 6, 2016. These provisions are referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters listed in the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the Notes at any price in the open market or otherwise. South Africa may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the Notes are described in the accompanying Prospectus under “Description of Debt Securities.”

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Form, Denominations and Registration

The statements set forth in this Prospectus Supplement in this subsection and in “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and procedures of DTC, Clearstream, Luxembourg and Euroclear that affect transfers of interests in the Notes.

The Notes will be issued as one or more global Notes in book-entry form registered in the name of a nominee of DTC. Book-entry interests in the Notes and all transfers relating to such interests in the Notes will be reflected in the book-entry records of DTC. The depositary for DTC will be Citibank, N.A., London Branch.

Beneficial interests in the Notes, which will be in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, will be represented in, and transfers of such beneficial interests will be effected through, accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

Citibank, N.A, London Branch, as Fiscal Agent, located at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, will maintain a register in which, subject to such reasonable regulations as the Fiscal Agent may prescribe, South Africa shall provide for the registration of, and the registration of transfers of, and exchanges of, the Notes.

If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold securities through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If you so choose, you may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the Global Notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, you may elect to hold your beneficial interests in the Notes:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

As an owner of a beneficial interest in the Notes, you will generally not be considered the holder of any Notes under the Fiscal Agency Agreement.

The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a Note may be limited.

Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the holders of the Notes under the Fiscal Agency Agreement or the Notes. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Notes desires to take any action that the registered owner, as the holder of such Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Payment of principal of and interest on the Notes will be made to the nominee of DTC, as the registered owner. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Notes, participants’ accounts will be credited in accordance with applicable DTC rules and procedures.

Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Any moneys held by the Fiscal Agent in respect of the Notes and remaining unclaimed for two years after the amount becomes due and payable will be returned to South Africa, and the holder of such Note will thereafter look only to South Africa for any payment to which the holder may be entitled. See also “Description of the Notes—Prescription” in this Prospectus Supplement.

Foreign Currency Risks

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

Prescription

To the extent permitted by applicable law, the Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the Notes that payment in full has been received.

Definitive Notes

South Africa will cause Notes to be issued in definitive form in exchange for Notes only if DTC, or the nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Notes properly; DTC ceases to be a clearing agency registered under the Exchange Act and South Africa is unable to locate a qualified successor within 90 days after receiving such notice; if an event of default has occurred and is continuing as described under “Description of Debt Securities—Events of Default” in the accompanying Prospectus or South Africa at any time and in its sole discretion determines not to have any of the Notes represented by the Global Notes. If any of the above events occurs, South Africa will reissue the Notes in fully certificated, registered form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof and will recognize the registered holders of the definitive Notes as holders under the Fiscal Agency Agreement. Such Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in the City of London or at the office of the Listing and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive Notes. In the event of the issuance of definitive Notes, South Africa will publish a notice in a leading newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) announcing such issuance and, for as long as the Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African Government will maintain a transfer agent and paying agent in Luxembourg.

A definitive Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive Notes to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive Note, a new certificate in respect of the balance not transferred will be issued to the transferor.

In the event that definitive Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this Prospectus Supplement, and payment of principal will be made only against presentation and surrender of the definitive Notes to the Transfer and Paying Agent. The South African Government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African Government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled “Description of the Notes—Notices” in this Prospectus Supplement.

Replacement of the Notes

Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African Government may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent in London or the Listing and Paying Agent in Luxembourg set out at the end of this Prospectus Supplement.

Further Issues

South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the Notes have as of the date of the issue of such additional notes.

Notices

So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.

Luxembourg Paying Agent

So long as Notes are listed on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange (Bourse de Luxembourg) and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale á Luxembourg, société anonyme to serve as its paying agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT

As far as the Republic is aware, the information below has been accurately reproduced and no facts have been omitted which would render the reproduced information inaccurate or misleading. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as the Underwriters, securities brokers and dealers, banks, trust companies and other organizations. The Underwriters are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

The Republic will issue the Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the Fiscal Agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once the Republic and the Fiscal Agent make payments to the registered holders, the Republic and the Fiscal Agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The Fiscal Agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Cleastream, Luxembourg Participants

Participants in Euroclear and Clearstream, Banking will transfer interests in the Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream,

Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream, Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring Notes to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases Notes from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a)

borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

(b)

borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

(c)

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

The following information is of a general nature only and is based on the laws presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the Notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

A discussion of the South African and United States federal income tax consequences of the acquisition, ownership and disposition of the Notes may be found in the accompanying Prospectus under the headings “South African Taxation” and “United States Federal Income Taxation.”

Luxembourg Taxation

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), a temporary tax to balance the state budget (impôt d’équilibrage budgétaire temporaire) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax, the solidarity surcharge as well as the temporary tax to balance the state budget. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding Tax

Luxembourg non-residents

Under Luxembourg tax law currently in effect, there is no withholding tax on payments of interest (including accrued but unpaid interest) made to Luxembourg non-resident holders of Notes. There is also no Luxembourg withholding tax, upon repayment of principal or upon redemption, repurchase or exchange of the Notes.

Luxembourg residents

Under Luxembourg tax law currently in effect and subject to the law of December 23, 2005, as amended (the “Relibi Law”), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Notes, nor on accrued but unpaid interest in respect of Notes, nor is any Luxembourg withholding tax payable upon the redemption or repurchase of Notes held by Luxembourg resident holders of Notes.

Under the Relibi Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to an individual beneficial owner who is a resident of Luxembourg or to a residual entity (within the meaning of the laws of June 21, 2005 implementing Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), as amended (the “Savings Directive”)) established in an EU Member State (other than Luxembourg) or one of the Territories and securing such payments for the benefit of such individual beneficial owner will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Notes coming within the scope of the Relibi Law will be subject to a withholding tax at a rate of 10% (the “10% Luxembourg Withholding Tax”).

Income Taxation on Principal, Interest, Gains on Sales or Redemption

Luxembourg non-residents

Holders of Notes who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed base of business in Luxembourg with which the holding of the Notes is connected, will not be subject to taxes (income taxes and net wealth tax) or duties in Luxembourg with respect to payments of principal or interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of Notes or capital gains realized upon the disposal or repayment of the Notes.

Luxembourg residents

Holders of Notes will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of the holding, execution, performance, delivery, exchange and/or enforcement of the Notes.

Pursuant to the Relibi Law, Luxembourg resident individuals, acting in the course of their private wealth, can opt to self-declare and pay a 10% tax (the “10% Tax”) on interest payments made after December 31, 2007 by paying agents (defined in the same way as in the Savings Directive) located in an EU Member State other than Luxembourg, a Member State of the European Economic Area or in a State or territory which has concluded an international agreement directly related to the Savings Directive.

The 10% Luxembourg Withholding Tax (see above section “Withholding tax—Luxembourg residents”) or the 10% Tax represents the final tax liability for the Luxembourg individual resident taxpayers receiving the payment in the course of their private wealth. Individual Luxembourg resident holders of Notes receiving the interest as business income must include interest income in their taxable basis; the 10% Luxembourg Withholding Tax levied will then be credited against their final income tax liability.

Corporate holders of Notes who are tax resident in Luxembourg, or corporate holders of Notes who have a permanent establishment in Luxembourg with which the holding of the Notes is connected, must for income tax purposes include any interest receivable in their taxable income as well as the difference between the sale or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the Notes sold or redeemed and will be subject to net wealth tax. They will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg resident individual holders of Notes, acting in the course of their private wealth management, are not subject to taxation on capital gains upon the disposition of the Notes, unless the disposition of the Notes precedes the acquisition of the Notes or the Notes are disposed of within six months of the date of acquisition of these Notes. Upon a redemption, repurchase or exchange of the Notes, accrued but unpaid interest will be subject to Luxembourg income tax, except, where applicable, the 10% Luxembourg Withholding Tax or the 10% Tax, if the Luxembourg resident individuals opt for the 10% Tax, has been levied. Individual Luxembourg resident holders of Notes receiving the interest as business income must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income. The 10% Luxembourg Withholding Tax levied will be credited against their final income tax liability.

Luxembourg resident corporate holders of Notes which are companies benefiting from a special tax regime (such as companies subject to the Law of May 11, 2007 on family estate management companies, as amended, or undertakings for collective investment subject to the law of December 17, 2010, as amended, or the law of

February 13, 2007, as amended,) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax) other than the annual subscription tax calculated on their (paid up) share capital (and share premium) or net asset value.

Other taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes, unless the documents relating to the Notes are voluntarily registered in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to South Africa, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

Holders of Notes not permanently resident in Luxembourg at the time of death will not be subject to inheritance or other similar taxes in Luxembourg in respect of the Notes.

UNDERWRITING

Subject to the terms and conditions set forth in a Pricing Agreement, dated April        , 2016, South Africa has agreed to sell to each of the underwriters named below (together, the “Underwriters”), and each of the Underwriters has severally, and not jointly, agreed to purchase the principal amount of the Notes set forth opposite its name below. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	U.S.$
FirstRand Bank (acting through its Rand Merchant Bank Division)	U.S.$
The Standard Bank of South Africa Limited	U.S.$
Investec Bank Ltd	U.S.$

Total	U.S.$

The Underwriters propose to offer the Notes initially at the public offering price on the cover page of this Prospectus Supplement and may offer the Notes to securities dealers at that price less a selling concession of % of the principal amount of the Notes. After the initial public offering of the Notes, the Underwriters may change the public offering price and concession and discount to broker/dealers.

A portion of the discounts and commissions will be payable to certain BEE (Black Economic Empowerment) partners in accordance with South African law and practice.

Each of the Underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on South Africa except as set forth in the Pricing Agreement.

Any Underwriter who is not registered as a broker-dealer with the SEC will not engage in any transaction related to the Notes in the United States except as permitted by the Exchange Act. The Standard Bank of South Africa Limited, FirstRand Bank Limited (acting through its Rand Merchant Bank Division), and Investec Bank Ltd are not broker-dealers registered with the SEC and therefore may not make sales of any securities in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that The Standard Bank of South Africa Limited, FirstRand Bank Limited (acting through its Rand Merchant Bank Division), or Investec Bank Ltd intends to effect any sales of the Notes in the United States, The Standard Bank of South Africa Limited, FirstRand Bank Limited (acting through its Rand Merchant Bank Division) and Investec Bank Ltd will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. Notwithstanding anything to the contrary in this Prospectus Supplement, The Standard Bank of South Africa Limited, FirstRand Bank Limited (acting through its Rand Merchant Bank Division) and Investec Bank Ltd. shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters in the United States.

The Underwriters acknowledge that the Notes constitute “controlled securities” as defined in Section 14 of the South African Exchange Control Regulations, 1961 promulgated pursuant to the South African Currency and Exchanges Act, 1933 (the “Exchange Control Regulations”) and as such are subject to the Exchange Control Regulations and the directives or authorities issued or granted by the Financial Surveillance Department of the South African Reserve Bank (“Exchange Control Authorities”) in respect of the Exchange Control Regulations from time to time.

In terms of the Currency Transfer Guarantee issued by the Exchange Control Authorities in respect of the Notes (the “Currency Transfer Guarantee”), the Exchange Control Authorities, in their capacity as the agent for the Minister of Finance of the Republic for the purposes of the enforcement of the Exchange Control Regulations, have irrevocably and unconditionally guaranteed that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the Notes and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

The Currency Transfer Guarantee constitutes an irrevocable and unconditional exchange control authority by the Exchange Control Authorities for the transfer of the amounts and in the currency required by the Republic to meet its financial obligations under the Notes and the Fiscal Agency Agreement.

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The Underwriters have agreed that they will not offer or sell the Notes, or distribute or publish any document or information relating to the Notes, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. See “Jurisdictional Restrictions.” In particular, offers and sales of the Notes in the United States will be effected only by or through U.S. registered broker-dealers.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of the Notes allotted does not exceed 105% of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

South Africa has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters from time to time have performed various investment and commercial banking and advisory services for South Africa for which they have received customary fees and expenses. The Underwriters may engage in transactions with and perform services for South Africa in the ordinary course of their business.

The Republic estimates that its total expenses for this offering, excluding fees and commissions, will be approximately U.S.$            , including registration fees previously paid. The Republic estimates that its total expenses for this offering, including fees and commissions, will be approximately U.S.$            .

JURISDICTIONAL RESTRICTIONS

The distribution of the offering materials and the transactions contemplated by the offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.

The offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the offering is required to be made by a licensed broker or dealer and in which an Underwriter, or any affiliate of an Underwriter is so licensed, it shall be deemed to be made by such Underwriter or such affiliate on behalf of the Republic.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal adviser.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

France

Each of the Underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in France and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the accompanying Prospectus and this Prospectus Supplement or any other offering material relating to the Notes and such offers, sales and distributions have been and will be made in France only to (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefe uille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés), as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-4 of the French Code monétaire et financier.

Germany

Each of the Underwriters has represented and agreed that it has not offered or sold and that it will not offer or sell the Notes in the Federal Republic of Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in the Federal Republic of Germany governing the issue, sale and offering of securities.

Guernsey

The Notes may not be offered, sold, transferred or delivered in the Bailiwick of Guernsey as part of their initial distribution or at any time thereafter, directly or indirectly, to the public (meaning any person not regulated under any of Guernsey’s financial services regulatory laws, including the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000.

Hong Kong

Each of the Underwriters has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance.

Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of the accompanying Prospectus or Prospectus Supplement or of any other document relating to any Notes be distributed in Italy, except, in accordance with any Italian securities, tax and other applicable laws and regulations. Each Underwriter has represented and agreed that it has not offered, sold or distributed, and will not offer, sell or distribute any Notes or any copy of this Prospectus Supplement or the accompanying Prospectus or any other offer document in the Republic of Italy (“Italy”) except:

(a)

to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998, as amended (the “Consolidated Financial Services Act”) and Article 34-ter, paragraph 1, letter (b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation 11971”); or

(b)

in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, as provided under Article 100 of the Consolidated Financial Services Act and Article 34-ter of Regulation 11971.

Moreover, and subject to the foregoing, any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement or the accompanying Prospectus or any other document relating to the Notes in Italy under (a) or (b) above must be:

(i)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Consolidated Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Act”), CONSOB Regulation No. 16190 of October 29, 2007, as amended;

(ii)

to the extent applicable, in compliance with Article 129 of the Banking Act and the implementing guidelines, pursuant to which the Bank of Italy may request post-offering information on the offering or issue of securities in Italy; and

(iii)

in compliance with any securities, tax, exchange control and any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time, inter alia, by CONSOB or the Bank of Italy.

This Prospectus Supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third-party resident or located in Italy for any reason.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each Underwriter has acknowledged that this Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note:

Where Notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(i)

to an institutional investor under section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 275(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offer of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Republic of South Africa

The Notes constitute “controlled securities” as defined in Section 14 of the Exchange Control Regulations and as such are subject to the Exchange Control Regulations and the directives or authorities issued or granted by the Exchange Control Authorities in respect of the Exchange Control Regulations from time to time.

In terms of the Currency Transfer Guarantee, the Exchange Control Authorities, in their capacity as the agent for the Minister of Finance of the Republic for purposes of the enforcement of the Exchange Control Regulations, have irrevocably and unconditionally guaranteed that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the Notes and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

The Currency Transfer Guarantee constitutes an irrevocable and unconditional exchange control authority by the Exchange Control Authorities for the transfer of the amounts and in the currency required by the Republic to meet its financial obligations under the Notes and the Fiscal Agency Agreement.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

United Arab Emirates

Each Underwriter has represented and agreed that the Notes have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering or the sale of securities.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Law Adviser of the Republic of South Africa. The validity of the Notes will be passed upon for the Underwriters by Allen & Overy LLP, U.S. counsel to the Underwriters. All statements in this Prospectus Supplement with respect to matters of South African law have been passed upon for the Republic by the Chief State Law Adviser, and for the Underwriters by Allen & Overy (South Africa) LLP and Poswa Inc.

GENERAL INFORMATION

The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg (CUSIP number                     , ISIN number                     , Common Code                     ). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

The issue and sale of the Notes have been authorized by the Minister of Finance of the Republic of South Africa by virtue of a certificate of authorization pursuant to the authority conferred upon him by Sections 66(2)(a), 71 and 72 of the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999) of the Republic of South Africa. Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, the South African Government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African Government.

Save as disclosed herein on pages S-6 to S-9 and in the Annual Report, as amended, incorporated by reference herein, since March 31, 2015 there has been no significant change to South Africa’s tax and budgetary systems, gross public debt, foreign trade and balance of payment figures, foreign exchange reserves, financial position or income and expenditure figures which is material in the context of the issue of the Notes. The Annual Report, as amended, addresses such changes on the pages of the documents incorporated by reference indicated in the table on pages S-41 to S-43, below.

South Africa is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the Notes nor, so far as South Africa is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which South Africa is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or have had in the recent past significant effects, in the context of the issue of the Notes, on South Africa and its financial position.

South Africa has appointed Banque Internationale à Luxembourg, société anonyme as the Luxembourg Listing Agent and as the Luxembourg Transfer and Paying Agent, and, for so long as the Notes are admitted to trading on the regulated market of the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, South Africa will maintain a listing agent, transfer agent and paying agent in Luxembourg. In the event of an issuance of definitive certificates, Banque Internationale à Luxembourg, société anonyme, as Luxembourg Transfer and Paying Agent, will make payments of principal and interest and register transfers in the manner described in the section entitled “Description of the Notes—Definitive Notes” in this Prospectus Supplement.

Copies of the following documents will be available for inspection during usual business hours at the specified office of the Luxembourg Listing Agent: (a) the Fiscal Agency Agreement (which will contain the form of the Global Notes) and (b) the authorization of the Minister of Finance of the Republic of South Africa pursuant to the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999) authorizing the issue and sale of the Notes. In addition, copies of the Annual Report and copies of the Republic’s National Budgets will be available in English, free of charge, at the specified office of the Luxembourg Listing Agent for so long as the Notes are outstanding or admitted to trading on the regulated market of the Luxembourg Stock Exchange. The Prospectus Supplement and the documents incorporated by reference hereto will be available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu) promptly after the Prospectus Supplement has been approved by the CSSF.

Allen & Overy (South Africa) LLP and Poswa Inc. have advised that under laws and regulations relating to sovereign immunity in force at the date hereof, the irrevocable submission of South Africa pursuant to the Pricing Agreement and the Fiscal Agency Agreement to the jurisdiction of any State or Federal court in The City of New York and the waivers by South Africa of any objection to the venue of a proceeding in any such court and of any immunity to jurisdiction to which it may otherwise be entitled or to any right to which it may be entitled based upon place of residence or domicile, are legal, valid and binding.

Any judgment obtained in any State or Federal court in The City of New York arising out of or in relation to the obligations of South Africa under the Pricing Agreement and the Fiscal Agency Agreement will be enforceable against South Africa in the courts of the Republic of South Africa without re-examination of the merits; provided that (i) the foreign judgment was final and conclusive and is not superannuated, (ii) the recognition and enforcement of the foreign judgment by the South African courts is not contrary to South African public policy, (iii) the foreign court in question had jurisdiction and international competence according to the applicable rules on conflict of laws recognized by the laws of South Africa and (iv) the recognition and enforcement of the foreign judgment by the South African courts does not contravene section 1A of the South African Protection of Businesses Act, 1978 which prohibits the payment of multiple or punitive damages.

The Auditor General of South Africa serves as the external auditor of all national and provincial state departments and municipalities, subject only to the Constitution of the Republic of South Africa, 1996, and the laws of South Africa. The Auditor General submits audit reports on the accounts, financial statements, financial management and the consolidated financial statements of all national and provincial state departments and municipalities to any legislature that has a direct interest in the audit.

DOCUMENTS INCORPORATED BY REFERENCE

The table below sets out the page references containing the information incorporated by reference, as required by Article 11 of the Prospectus Directive from (i) the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended March 31, 2015 filed with the SEC on December 4, 2015 and provided to the CSSF and published on the Web site of the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended March 31, 2015, March 31, 2014, March 31, 2013, March 31, 2012, March 31, 2011 and March 31, 2010 and the six-month period ended June 30, 2015, (ii) the Amendment to the Annual Report on Form 18-K/A, filed with the SEC on February 25, 2016 and provided to the CSSF and published on the Web site of the Luxembourg Stock Exchange (“Amendment No. 1”) and (iii) the Amendment to the Annual Report on Form 18-K/A, filed with the SEC on April 6, 2016 provided to the CSSF and published on the Web site of the Luxembourg Stock Exchange (“Amendment No. 2”).

For purposes of Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive (the “Prospectus Regulation”), the information that is not included in the below cross-reference list is considered to be additional information not required by the relevant schedules of the Prospectus Regulation.

Prospectus Regulation Item	Annual Report on Form 18-K for 2015 and Amendment No. 1 and Amendment No. 2 to the Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of South Africa—Government and Political Parties” on pages 8 to 13 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report.

Annex XVI, 3.2: Geographic location and legal form of the Issuer	“Republic of South Africa—Area and Population” on pages 7 and 8 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report.

Annex XVI, 3.4(a): Structure of the issuer’s economy	“The South African Economy” on pages 35 to 72 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report.

Annex XVI, 3.4(b): Gross domestic product	“Summary Information—The Economy” on pages 3 to 5 and pages 35 to 72 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

Page 1 of Exhibit 99.D (Supplement to the Description of the Republic of South Africa) to Amendment No. 1;

“Overview of the 2016 Budget—Economic outlook” on page 8 of Exhibit 99.C (2016 Budget Review) to Amendment No. 1; and

“Domestic economic developments—Domestic Output” on pages 4 to 8 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2.

Annex XVI, 3.5 Issuer’s political system and government	“Republic of South Africa—Government and Political Parties” on pages 8 to 13 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report.

Annex XVI, 4(a): Tax and budgetary systems of the Issuer

“Public Finance—The Budget Process”, “—MTBPS,” “—Taxation,” “—Tax Revenue,” “—Personal Income Tax,” and “—Company Tax,” on pages 119 to 131 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report.

Annex XVI, 4(b) Gross public debt of the Issuer	“National Government Debt” on pages 144 to 165 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

Prospectus Regulation Item	Annual Report on Form 18-K for 2015 and Amendment No. 1 and Amendment No. 2 to the Annual Report
“Government Debt and Contingent Liabilities” on pages 85 to 96 of Exhibit 99.C (2016 Budget Review) to Amendment No. 1; and

“Public finance—Non-financial public-sector borrowing requirement” on pages 78 to 81 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2.

Annex XVI, 4(c) Foreign trade balance and balance of payments	“The External Sector of the Economy—Foreign Trade” on pages 99 to 102 and “—Balance of Payments” on pages 103 to 109 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

“Economic Growth Outlook—Trade” on pages 20 to 21 and “Economic Growth Outlook—Current Account” on pages 21 to 22 of Exhibit 99.C (2016 Budget Review) to Amendment No. 1; and

“Foreign trade and payments” on pages 29 to 50 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2

Annex XVI, 4(d) Foreign exchange reserves

“The External Sector of the Economy—Reserves and Exchange Rates” on pages 110 to 111 and “Monetary and Financial System—Gold and Foreign Exchange Contingency Reserve Account (GFECRA)” on pages 97 to 98 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

Page 1 of Exhibit 99.D (Supplement to the Description of the Republic of South Africa) to Amendment No. 1; and

“Foreign trade and payments—International reserves and liquidity” on pages 45 to 47 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2.

Annex XVI, 4(e): Financial position and resources including liquid deposits available in domestic currency

“National Government Debt—General” on pages 144 to 145, “The External Sector of the Economy—Balance of Payments” on pages 103 to 109 and “Public Finance—2015-2016 National Budget and Consolidated Government Budgets” on pages 122 to 126 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

“Medium Term Borrowing Strategy—Cash balances” on pages 91 to 92 of Exhibit 99.C (2016 Budget Review) to Amendment No. 1; and

“Public Finance—Budget comparable analysis of national government finance” on pages 81 to 87 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2.

Annex XVI, 4(f): Income and expenditure figures

“Public Finance—Consolidated Government Revenue” on pages 131 to 132, “Public Finance—2015-2016 National Budget and Consolidated Government Budgets” on pages 122 to 126 and “Public Finance—Consolidated Government Expenditure, 2012-2014” on page 123 and “Public Finance—Consolidated Government Expenditure by functional & economic classification, 2012/13-2018/19” on page 124 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report;

Prospectus Regulation Item	Annual Report on Form 18-K for 2015 and Amendment No. 1 and Amendment No. 2 to the Annual Report
“Revenue collection and outlook” on pages 43 to 45 and “Consolidated government expenditure” on pages 59 to 61 of Exhibit 99.C (2016 Budget Review) to Amendment No. 1; and

“Domestic economic developments—Real gross domestic expenditure” on pages 8 to 10 and “Foreign trade and payments” on pages 29 to 49 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2.

PROSPECTUS

Republic of South Africa

Debt Securities

and/or

Warrants to Purchase

Debt Securities

By this prospectus, the Republic of South Africa may offer debt securities and/or warrants to purchase debt securities with a maximum aggregate principal amount of up to U.S.$10,000,000,000 (or the equivalent in other currencies or composite currencies).

The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities which will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others. The Republic of South Africa may offer debt securities in exchange for other debt securities or that are convertible into new debt securities.

The Republic of South Africa will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus, or into any prospectus supplement carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 6, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the Republic of South Africa has filed with the Securities and Exchange Commission under a “shelf” registration process. Under this shelf process the Republic of South Africa may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants the Republic of South Africa may offer under this shelf process. Each time the Republic of South Africa sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic of South Africa, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of the Republic of South Africa and the economic, monetary and financial conditions of the Republic of South Africa, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and the Republic of South Africa undertakes no obligation to publicly update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. The Republic of South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

external factors, such as interest rates in financial markets outside the Republic of South Africa and social and economic conditions in the Republic of South Africa’s neighbors and major export markets; and

•

internal factors, such as general economic and business conditions in the Republic of South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Republic of South Africa files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis under file number 033-85866. The Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2015 filed with the Commission on December 4, 2015, is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term “Annual Report” will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Ambassador of the Republic of South Africa, by mail at the Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008, or by phone at +27 12 315 5140.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and/or warrants to purchase debt securities will be used for the general purposes of the South African government. South Africa may also issue securities in exchange for any of its outstanding securities.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions common to all series of the debt securities and the fiscal agency agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the fiscal agency agreement and the debt securities.

General

The South African government may issue one or more series of debt securities as it chooses to authorize.

The accompanying prospectus supplement will describe the following terms of the debt securities:

•	the title;

•	the price or prices at which South Africa will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

•	the date or dates on which principal and interest will be payable;

•	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, the record dates for payment of interest and interest payment dates;

•	the place or places where principal and interest payments will be made;

•	the time and price limitations on redemption of the debt securities;

•	South Africa’s obligation, if any, to redeem or purchase the debt securities at the option of the holder;

•	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;

•	whether and under what circumstances the South African government will issue the debt securities as global debt securities;

•

whether the debt securities will be designated “Equal Ranking Securities” (as described under the heading “Nature of the Obligations of the South African Government” below), “Collective Action Securities” (as described under the heading “Collective Action Securities” below) or “Aggregated Collective Action Securities” (as described under the heading “Aggregated Collective Action Securities” below); and

•	any other specific terms of the debt securities.

Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, (ii) denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.

There will be a fiscal agent for the South African government in connection with the debt securities whose duties will be governed by the fiscal agency agreement. The South African government may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee’s responsibilities or duties to act for the holders of debt securities.

The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.

The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address that appears on the register of the debt securities.

Currency Transfer Guarantee

Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of the South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the debt securities and the fiscal agency agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.

Nature of the Obligations of the South African Government

The following description shall apply to any series of debt securities that have been designated “Equal Ranking Securities.”

The debt securities constitute and will constitute direct, general, unconditional, and unsecured external debt of South Africa and will rank, without any preference among themselves and equally, with all other external debt of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others. It is understood that this provision shall not be construed so as to require South Africa to make payments under the debt securities ratably with payments being made under any other external debt.

The following description shall apply to any series of debt securities that have not been designated “Equal Ranking Securities.”

The debt securities will constitute direct, unconditional, general and unsecured obligations of South Africa and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others.

The following description shall apply to each series of debt securities

The full faith and credit of South Africa will be pledged for the due and punctual payment of, and the due and timely performance of all of South Africa’s obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.

Negative Pledge

So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:

•	moneys borrowed by the South African government, and

•	guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand,

without equally and ratably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation

The following is a summary of certain material South African income tax consequences of the acquisition, ownership and disposition of the debt securities. This summary deals only with the tax consequences for initial purchasers of the debt securities who will hold the debt securities as capital assets and who acquire the debt securities at the issue price. This discussion does not cover all aspects of South African income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the acquisition, ownership or disposition of the debt securities by particular investors.

Treatment of premium and/or discount as well as coupon interest on the debt securities

The taxation of “interest” is regulated by section 24J of the South African Income Tax Act, No. 58 of 1962 (“South African Income Tax Act”). For tax purposes “interest,” as defined in section 24J of the South African Income Tax Act (“Interest”), has a wide meaning and includes, among other things, not just interest and related finance charges, but also any discount or premium payable or receivable in terms of or in respect of a financial arrangement.

To the extent that the Holder acquires the debt securities at a discount, i.e., where the issue price of the debt securities is less than the principal amount, such discount would be regarded as Interest.

Similarly, to the extent that the holder acquires the debt securities at a premium, i.e., where the issue price of the debt securities is greater than the principal amount, such premium would be regarded as Interest.

Section 24J of the South African Income Tax Act requires that Interest (including coupon interest on the debt securities and any premium or discount to the principal amount of the debt securities) be spread by the holder over the term of the debt security using a predetermined rate referred to as the yield to maturity.

However, (a) a natural person who is not a “resident” in South Africa as defined in the South African Income Tax Act (a “Non-Resident Natural Person”) and (b) a company, trust, incorporated association, corporation or other corporate body which is not a “resident” in South Africa as defined in the South African Income Tax Act (a “Non-Resident Corporate”) is taxed in South Africa under the South African Income Tax Act only on income from a source within or deemed to be within South Africa. Interest received by or accrued to a holder who is a Non-Resident Natural Person or a Non-Resident Corporate (each, a “Non-Resident”) may, subject to the section 10(1)(h) exemption referred to in the following paragraph, be regarded as being from a South African source.

In terms of the South African Income Tax Act (subject to “Withholding tax” below), all amounts of Interest which, during the relevant year of assessment of a Non-Resident is received or accrued in respect of debt securities which are held by that Non-Resident Holder, will be exempt from income taxes under Section 10(1)(h) of the South African Income Tax Act so long as that Non-Resident Holder:

(1)	if a Non-Resident Natural Person:

•

did not, at any time during the relevant year of assessment, carry on business through a permanent establishment of that Non-Resident Natural Person in South Africa with which the debt from which the Interest arises is effectively connected; or

•	was not physically present in South Africa for a period exceeding 183 calendar days in aggregate during the relevant year of assessment; or

(2)

if a Non-Resident Corporate, did not, at any time during the relevant year of assessment, carry on business through a permanent establishment of that Non-Resident Corporate in South Africa with which the debt from which the Interest arises is effectively connected.

If a Non-Resident Holder does not qualify for the exemption under Section 10(1)(h) of the South African Income Tax Act, an exemption from or reduction of tax liability under the South African Income Tax Act may be available under an applicable convention concluded between the Government of the Republic of South Africa and the relevant other contracting state for the avoidance of double taxation (“DTA”). In addition, certain entities may be exempt from income tax.

As regards liability for the withholding tax on Interest paid to Non-Residents, see “Withholding tax” below.

A “resident” (as defined in section 1 of the South African Income Tax Act) (a “Resident”) will, subject to any available exemptions, be taxed on its worldwide income. A Resident Holder will be liable for income tax, subject to available exemptions, on any income received or accrued in respect of the debt securities held by that Resident Holder in the relevant year of assessment of the Resident Holder.

A company, trust, incorporated association, corporation or other corporate body will be a Resident if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa (unless it is considered exclusively a resident of another country for purposes of the application of any applicable DTA).

A natural person will be a Resident if he or she is:

•	ordinarily resident in South Africa, or

•

physically present in South Africa for a period or periods exceeding 91 days in aggregate during the relevant year of assessment, as well as for a period or periods exceeding 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during those five preceding years of assessment, in which case that person will be a resident with effect from the first day of that relevant year of assessment.

Withholding tax

Under South African tax laws a withholding tax on Interest paid to Non-Residents (at a rate of 15% of the amount of the Interest) (“Withholding Tax”) applies, with effect from March 1, 2015, to Interest paid or that becomes due and payable on or after that date.

Subject to any Withholding Tax relief provided for in the South African Income Tax Act (see the paragraph below) or an applicable DTA, the Withholding Tax is imposed in respect of all payments of Interest to Non-Residents (other than payments of Interest to a Non-Resident who is not entitled to the section 10(1)(h) exemption referred to under “Treatment of premium and/or discount as well as coupon interest on the debt securities” above and which Non-Resident is therefore liable for the payment of income tax on such Interest).

However, payments of Interest under debt securities held by Non-Resident Holders are exempt from Withholding Tax if (among other exemptions) such debt securities are listed on a “recognized exchange” or the Interest under the debt securities is paid by the Government of the Republic of South Africa. The Luxembourg Stock Exchange is a “recognised exchange”. The debt securities are issued by, and Interest under the debt securities is payable by, the South African government.

Accordingly, payments of Interest under debt securities held by Non-Resident Holders will be exempt from the Withholding Tax.

Sale or retirement of the debt securities

If a holder sells or otherwise disposes of a debt security, South African Taxes (whether income tax or capital gains tax) may be levied on such sale or disposal.

South African Taxes (whether income tax or capital gains tax) may be levied on the disposal or deemed disposal of any debt securities held by a Resident Holder. In general, income tax will be leviable to the extent that a Resident Holder is a trader or has acquired the debt securities for speculative purposes. In general, capital gains tax will be leviable to the extent that the debt securities have been acquired by a Resident Holder for investment purposes and the disposal is not regarded as part of a profit-making transaction, even though the South African Revenue Service has generally taken the view that these types of transactions would generally be on revenue account.

Any discount or premium on acquisition of the debt securities which has already been treated as Interest for income tax purposes under section 24J of the South African Income Tax Act (see “Treatment of premium and/or discount as well as coupon interest on the debt securities” above) will not again be taken into account when determining any capital gain or loss.

In general, South African Taxes (whether income tax or capital gains tax) will not be levied on the disposal or deemed disposal of debt securities held by a Non-Resident Holder unless the profits made on the disposal or deemed disposal of such debt securities are from a South African source or are attributable to a permanent establishment of that Non-Resident Holder in South Africa during the relevant year of assessment of that Non-Resident Noteholder. An applicable DTA may provide such Non-Resident Holder with relief from such South African taxes.

Other taxes

No stamp, transfer or similar taxes or duties will be payable in South Africa by holders of debt securities in connection with the issue of the debt securities, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the debt securities.

Additional amounts

Without prejudice to the foregoing, if any payment of principal or interest is not exempt from South African Taxes, the South African government has agreed to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes, will not be less than the amount the holder would have received in the absence of South African Taxes, except that no such additional amounts shall be payable in respect of:

(a)

any South African Taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

(b)	any Debt Security presented for payment more than 30 days after:

(i)	the date on which such payment first becomes due, or

(ii)

if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the fiscal agency agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.

Any reference herein to principal and/or interest shall be deemed also to refer to any additional amounts which may be payable hereunder.

United States Federal Income Taxation

In the opinion of Allen & Overy LLP, special United States tax counsel for the South African government, the following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued by South Africa, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to the type of debt security as appropriate. This summary deals only with initial purchasers of debt securities at the issue price that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address any U.S. federal estate, gift or alternative minimum tax considerations, the Medicare tax on net investment income, or any state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or U.S. expatriates or former long-term residents of the United States).

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are Non-U.S. Holders.

The U.S. federal income tax treatment of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are entities treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

Any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with more than de minimis original issue discount, and any limitations on sales of debt securities in bearer form, will be described in the applicable prospectus supplement.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, and published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

U.S. Holders

Payments of Interest

General

Interest on a debt security, including the payment of any additional amounts, will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on such holder’s method of accounting for U.S. federal income tax purposes. Interest paid by the Issuer on the debt securities constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities.

Effect of Non-U.S. Withholding Taxes

For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of any non-U.S. tax withheld by the Issuer with respect to a debt security, and as then having paid over the withheld taxes to the relevant taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from the Issuer with respect to the payment. Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for non-U.S. income taxes withheld by the Issuer. Interest generally will be considered passive category income for purposes of the U.S. foreign tax credit. In certain circumstances, a U.S. Holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for non-U.S. taxes imposed on a payment of interest if the U.S. Holder has not met the minimum holding period requirement during which such holder is protected from risk of loss. Prospective purchasers should consult their tax advisers concerning the availability of the foreign tax credit under their particular circumstances.

Sale and Retirement of the Debt Securities

A U.S. Holder generally will recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder’s adjusted tax basis of the debt security. A U.S. Holder’s adjusted tax basis in a debt security will generally be its U.S. dollar cost. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the debt security was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source. The ability of a U.S. Holder to deduct capital losses is subject to limitations.

Foreign Financial Asset Reporting

Certain U.S. Holders are subject to reporting requirements on their ownership of certain foreign financial assets, including debt of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year or $75,000 on any day during the taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds). The debt securities are expected to constitute foreign financial assets subject to these requirements unless the debt securities are held in an account at a financial institution. U.S. Holders should consult their tax advisors regarding the application of the rules relating to foreign financial asset reporting.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding taxes on payments of interest or gain realized on the sale or exchange of the debt securities, unless (i) such payment or gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

Backup Withholding and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition of debt securities by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders (including, among others, corporations), are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

Events of Default

The events of default are:

(1)

default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date; or

(2)

failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required); or

(3)	if:

(a)

any other present or future external indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such external indebtedness is not paid at its maturity as extended by any applicable grace period, or any external indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or

(b)	the South African government declares a general moratorium on the payment of any external indebtedness.

Redemption

If the debt securities of a series provide for mandatory redemption by the South African government, or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days’ notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.

Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.

Governing Law; Consent to Service

The fiscal agency agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa’s authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.

The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint the Ambassador of the Republic of South Africa, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008 to be its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the fiscal agency agreement and either paid or returned to the South African government as provided in the fiscal agency agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

Acceleration of Maturity of the Securities

If any of the events of default described in “—Events of Default” above occurs and is continuing with respect to any series of securities, the holders of at least 25% of the aggregate principal amount of the securities outstanding (as defined below) of that series may, by notice to the fiscal agent, declare all the securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

If prior to receipt of a demand by the fiscal agent all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of securities is independent of each other series, a default with respect to one series of securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, securities of a different series except as provided in clause (3) of “—Events of Default” above.

Amendments to the Terms of the Securities

The Fiscal Agency Agreement contains provisions for convening meetings of the holders of a given series of securities to consider matters relating to the securities in that series, including without limitation, the modification of any provision of the terms of the securities in that series.

COLLECTIVE ACTION SECURITIES

The following description does not apply to any series of debt securities that has been designated as Aggregated Collective Action Securities. See “Aggregated Collective Action Securities” below for a description of the terms of Aggregated Collective Action Securities.

The South African government may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities.

The fiscal agency agreement described in this prospectus contains provisions, commonly known as “collective action clauses,” regarding future modifications to the term of, or other actions taken in respect of, the Securities issued thereunder. Under these provisions, modifications or other actions affecting the “reserved matters” listed (defined below and in the fiscal agency agreement), including but not limited to, modification to payment and other important terms, may be made to a single series of debt securities issued under the fiscal agency agreement with the consent of the holders of 75% in aggregate principal amount outstanding of that series.

Meetings and Notice

General. A meeting of holders of debt securities of any series may be called at any time:

•

to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series or of the fiscal agency agreement.

South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine.

If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

For the purposes of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;

•	debt securities called for redemption;

•	debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered.

Notice. The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons entitled to vote 75% of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum.

Regulations. The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of bearer debt securities of a series;

•	the proof of the appointment of proxies in respect of holders of registered debt securities of a series;

•

the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting);

•	the adjournment and chairmanship of the meeting;

•	the appointment and duties of inspectors of votes;

•	the submission and examination of proxies, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of any series of securities:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding securities of that series that are represented at a meeting; or

•	with the written consent of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding securities of that series that are represented at a meeting;

However, the holders of not less than 75% of the aggregate principal amount of any series of the outstanding securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the securities of that series that would:

•	change the due dates for the payment of principal of or interest on the securities of that series,

•	reduce any amounts payable on the securities of that series,

•	reduce the amount of principal payable upon acceleration of the maturity of the securities of that series,

•	reduce the interest rate of the securities of that series,

•	change the payment currency or places of payment for the securities of that series,

•	permit early redemption of the securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price,

•

reduce the percentage of holders of the securities of that series whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to the securities of that series) or the terms and conditions of the securities of that series or to take any other action with respect to the securities of that series or change the definition of “outstanding” with respect to the securities of that series,

•	change South Africa’s obligation to pay any additional amounts in respect of the securities of that series,

•	change the governing law provision of the securities of that series,

•

change the courts to the jurisdiction of which South Africa has submitted; South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York; or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the securities of that series, as described herein,

•	in connection with an exchange offer for the securities of that series, amend any event of default under the securities of that series, or

•	change the status of the securities of that series, as described under “—Nature of the Obligations of the South African Government” above.

South Africa refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of the securities, can be made without the consent of individual holders of the securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding securities of that series) agree to the change.

South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the securities, amend the fiscal agency agreement or any series of securities for the purpose of:

•	adding to South Africa’s covenants for the benefit of the holders,

•	surrendering any of South Africa’s rights or powers,

•	providing collateral for the securities of that series,

•	curing any ambiguity or correcting or supplementing any defective provision, or

•

making any other change that (a) is not inconsistent with the securities of that series and (b) does not adversely affect the interest of any holder of the securities of that series in any material respect.

For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

AGGREGATED COLLECTIVE ACTION SECURITIES

The following description does not apply to any series of debt securities that has been designated as Collective Action Securities. See “Collective Action Securities” above for a description of the terms of Collective Action Securities.

South Africa may designate a particular series of debt securities to be “Aggregated Collective Action Securities,” (as distinguished from “Collective Action Securities” discussed above), the specific terms of which will be described in the prospectus supplement relating to such securities. Aggregated Collective Action Securities will have the same terms and conditions as the Collective Action Securities described above, except that such Aggregated Collective Action Securities shall contain different provisions relating to certain aspects of calling and holding meetings, default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Meetings and Notice

General. A meeting of the holders of debt securities of any series may be called at any time:

•

to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series.

South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine.

If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

For the purposes of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;

•	debt securities called for redemption;

•	debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered

Notice. The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, including, if applicable, if the meeting is to consider a proposal for a modification of two or more series, an indication of which series of debt securities will be aggregated for purposes of voting on that proposal and the modification method chosen by South Africa for the vote on that proposal and the identity of the modifications calculation agent, if any. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons sufficient to vote to approve such reserved matter modification of the securities of such series shall constitute a quorum.

Regulations. The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of bearer debt securities of a series;

•	the proof of the appointment of proxies in respect of holders of registered debt securities of a series;

•

the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting;

•	the adjournment and chairmanship of the meeting;

•	the appointment and duties of inspectors of votes;

•	the submission and examination of proxies, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Aggregated Collective Action Securities with:

•	the affirmative vote of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting.

However, the holders may approve, by vote or consent through one of three modification methods, any proposed modification by South Africa that would do any of the following:

•	change the due date for the payment of the principal of or interest on the debt securities of that series;

•	reduce any amounts payable on the debt securities of that series;

•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities of such series;

•	reduce the interest rate of the debt securities of that series;

•	change the payment currency or places of payment for the debt securities of that series;

•

permit early redemption of the debt securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	change South Africa’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “uniformly applicable”, “reserved matter” or “reserved matter modification” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

reduce the percentage of holders of debt securities required for the taking of any action pursuant to the modification provisions of the Aggregated Collective Action Clause or change the definition of “Outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change the courts to the jurisdiction of which South Africa has submitted; its obligation to appoint and maintain an agent of process in Washington, D.C. or The City of New York; or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holders of the debt securities of such series;

•	in connection with an exchange offer for the debt securities of such series, amend any Event of Default as set forth in the terms of the debt securities of the series;

•	change the status of the debt securities of that series, as described under the heading “—Nature of the Obligations of the South African Government” above;

South Africa refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

South Africa may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, South Africa will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of South Africa’s economic and financial circumstances that are in South Africa’s opinion relevant to the request for the proposed modification, a description of South Africa’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•

if South Africa shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•

a description of South Africa’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if South Africa is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

If both South Africa and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of South Africa;

•	surrendering any right or power conferred upon South Africa;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which South Africa and the fiscal agent may determine and which does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Except as specifically set forth in this prospectus, the other terms set forth under “Description of Debt Securities” including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Aggregated Collective Action Securities.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.

General

The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.

Each prospectus supplement that provides for the issuance of warrants will describe the following terms:

•	the terms referred to above under “Description of Debt Securities—General” as they relate to the particular series of debt securities that may be purchased by holders of the warrants;

•	the principal amount of debt securities that may be purchased by a holder of one warrant;

•	the purchase price of debt securities to someone exercising a warrant;

•	the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant;

•	the dates on which the right to exercise the warrants shall begin and end;

•	whether and under what conditions the warrants may be terminated or cancelled by the South African government;

•	the date, if any, on and after which the warrants and debt securities issued together may be separately transferred;

•

whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

United States Taxation

Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.

PLAN OF DISTRIBUTION

South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.

The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.

The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.

Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Securities Act.

South Africa may offer the securities of any series to holders of other South African securities as consideration for the purchase or exchange by South Africa of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government’s agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

OFFICIAL STATEMENTS

Information included in this prospectus, or in any document incorporated by reference into this prospectus, that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government. All other information in this prospectus, or in any document incorporated by reference into this prospectus, and in the registration statement of which this prospectus is a part, other than that included under the caption “Plan of Distribution” in this prospectus, or in any document incorporated by reference into this prospectus, is included as a public official statement made on the authority of the Minister of Finance of the Republic of South Africa.

VALIDITY OF THE SECURITIES

Except as may otherwise be indicated in any prospectus supplement, the validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by the Chief State Law Adviser of the Republic of South Africa, and, as to U.S. and New York State law, by Allen & Overy LLP, London, United Kingdom. As to all matters of South African law, Allen & Overy LLP may rely upon the opinion of the Chief State Law Adviser of the Republic of South Africa. All statements with respect to matters of South African law in this prospectus have been passed upon by the Chief State Law Adviser, and are made upon his authority. Allen & Overy LLP may act from time to time on behalf of the South African government.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the Republic of South Africa in the United States of America is the Ambassador of the Republic of South Africa to the United States, whose address is:

Embassy of the Republic of South Africa

3051 Massachusetts Avenue, N.W.

Washington, D.C. 20008

FURTHER INFORMATION

The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.

A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C., 20549, under the Securities Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Commission.

The Republic of South Africa, although not subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) files Annual Reports on Form 18-K with the Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Commission, or reviewed on the Commission’s Internet site at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the Commission.

ISSUER

REPUBLIC OF SOUTH AFRICA

National Treasury

40 Church Square

Pretoria 0001

South Africa

Phone: +27 12 315 5691

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

LEGAL ADVISER TO THE REPUBLIC OF SOUTH AFRICA

Enver Daniels

The Chief State Law Adviser of

the Republic of South Africa

12th Floor, Momentum Building

East Tower

329 Pretorius Street

Pretoria 0001

South Africa

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law	As to South African Law

Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom	Allen & Overy (South Africa) LLP 6th Floor 90 Grayston 90 Grayston Drive Sandton Johannesburg 2196 South Africa	Poswa Inc. 1st Floor, Block A Cnr. 5th Street and Norwich Close Sandton Johannesburg 2196 South Africa

LUXEMBOURG LISTING AND PAYING AGENT

Banque Internationale à Luxembourg, société anonyme

69, route d’Esch

L-2953 Luxembourg

Grand Duchy of Luxembourg

REPUBLIC OF SOUTH AFRICA

U.S.$                     % NOTES DUE 20

PRELIMINARY PROSPECTUS SUPPLEMENT

The Joint Lead Managers are:

Citigroup	Rand Merchant Bank	Standard Bank

The Co-Lead Manager is:

Investec

April        , 2016